Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement to Amendment No. 1 on Form F-4 of our report dated February 10, 2026, which includes an explanatory paragraph relating to Legato Merger Corp. III’s ability to continue as a going concern, relating to the financial statements of Legato Merger Corp. III as of November 30, 2025 and 2024 and for the years then ended, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 7, 2026